Exhibit 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of G. Willi-Food International Ltd. Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. In accordance with Rule 13d-1(k)(1), the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D and any amendments thereto with respect to the equity securities (as defined in Rule 13d-1(i)) of the issuer, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D and any amendments thereto.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: November 2, 2015	/s/ Gregory Gurtovoy
Gregory Gurtovoy

B.S.D. CROWN LTD.

By: /s/ Israel Yossef Schneorson
Name: Israel Yossef Schneorson
Title: Chief Executive Officer

By: /s/ Emil Budilovsky
Name: Emil Budilovsky Title: Joint Chief Executive Office and CFO

WILLI-FOOD INVESTMENTS LTD.

By: /s/ Gregory Gurtovoy*
Name: Gregory Gurtovoy* Title: Co-Chairman

By: /s/ Israel Yossef Schneorson*
Name: Israel Yossef Schneorson* Title: Deputy Chairman

/s/ Alexander Granovskyi
Alexander Granovskyi

* Signature duly authorized by resolution of the Board of Directors, the text of which is attached as Exhibit 99.7 to this Schedule 13D.